Exhibit 2.1

PLAN OF CONVERSION
OF
DROPBOX, INC.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of January 17, 2025 to convert Dropbox, Inc., a Delaware corporation (the “Converting Entity”), to a Nevada corporation to be known as “Dropbox, Inc.” (the “Converted Entity”).

1.            Converting Entity. The Converting Entity is a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

2.            Converted Entity. The Converted Entity shall be a corporation organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The name of the Converted Entity shall be Dropbox, Inc.

3.            The Conversion. The Converting Entity shall be converted to the Converted Entity (the “Conversion”) pursuant to Section 92A.195 of the NRS and Section 266 of the DGCL.

4.            Filing of Conversion Documents; Effective Time. As soon as practicable following the satisfaction of the conditions set forth in Section 9, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 12, the Converting Entity shall cause (i) articles of conversion meeting the requirements of Section 92A.205 of the NRS (the “Articles of Conversion”) to be properly executed and filed in accordance with such section and (ii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section, and otherwise make all other filings or recordings as required by the NRS or DGCL in connection with the Conversion. The Conversion shall become effective at the time designated in the Articles of Conversion and Certificate of Conversion as the effective time of the Conversion (the “Effective Time”).

5.            Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Converted Entity, in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall govern the Converted Entity until amended in accordance with their respective terms and applicable law.

6.            Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or Converted Entity, or their respective stockholders, (i) the Board of Directors of the Converted Entity will consist of the same directors as the Converting Entity as of immediately prior to the Effective Time, each director to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal; (ii) the chair of the Board of Directors of the Converting Entity and the lead independent director of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, the chair of the Board of Directors of the Converted Entity and the lead independent director of the Board of Directors of the Converted Entity, respectively, each to serve at the pleasure of the Board of Directors of the Converted Entity; (iii) each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, constituted as a committee of the Board of Directors of the Converted Entity on the same terms and with the same powers and authority as the applicable committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time, and the members of each committee of the Board of Directors of the Converting Entity as of immediately prior to the Effective Time shall be, from and after the Effective Time, the members of each such committee of the Board of Directors of the Converted Entity, each to serve at the pleasure of the Board of Directors of the Converted Entity; and (iv) the officers of the Converted Entity shall be the same officers as the Converting Entity as of immediately prior to the Effective Time (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), each to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

7.            Effect on Capital Stock of Converting Entity. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity or any other person, (i) each share of Class A Common Stock, par value $0.00001 per share, of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of Class A Common Stock, par value $0.00001 per share, of the Converted Entity; and (ii) each share of Class B Common Stock, par value $0.00001 per share, of the Converting Entity issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of Class B Common Stock, par value $0.00001 per share, of the Converted Entity. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior to the Effective Time represented issued and outstanding shares of Class A Common Stock or Class B Common Stock of the Converting Entity shall be deemed for all purposes to evidence ownership of and to represent shares of Class A Common Stock or Class B Common Stock, as applicable, of the Converted Entity and shall be so registered on the books and records of the Converted Entity and its transfer agent; and (y) all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Converting Entity that are in uncertificated book-entry form shall automatically become the number and class or series of shares of the Converted Entity into which such shares of the Converting Entity have been converted as herein provided in accordance with the customary procedures of the Converting Entity’s transfer agent.

8.            Effect on Other Securities of Converting Entity. At the Effective Time, any warrant, option, restricted stock unit, equity or equity-based award, or other right to acquire any shares of, or of any instrument to convert into or based on the value of, the Class A Common Stock or Class B Common Stock of the Converting Entity or other equity security of the Converting Entity, whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Convertible Security”), shall from and after the Effective Time, constitute a warrant, option, restricted stock unit, equity or equity-based award or other right to acquire any shares of, or of any instrument to convert into or based on the value of, the same amount of the Class A Common Stock or Class B Common Stock of the Converted Entity or other equity securities of the Converted Entity, respectively, and, if applicable, with the same exercise or purchase price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions of the applicable Convertible Security immediately prior to the Effective Time.

9.            Conditions Precedent. Completion of the Conversion is subject to the following conditions:

(a)          the resolution of the Board of Directors of the Converting Entity (the “Board of Directors”) approving the conversion of the Converting Entity to the Converted Entity pursuant to and in accordance with applicable law and this Plan of Conversion shall have been adopted and approved by the affirmative vote or consent of a majority of the aggregate voting power of the shares of the Class A Common Stock and Class B Common Stock of the Converting Entity outstanding and entitled to vote thereon, voting together as a single class; and

(b)           other than the filing of the Articles of Conversion and the Certificate of Conversion provided for under Section 4, any other regulatory or contractual approvals that the Board of Directors or any duly authorized committee thereof (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 9(b) may be waived by the Board of Directors or any duly authorized committee thereof, and any determination by the Board of Directors or any duly authorized committee thereof prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 9 shall be final and conclusive.

10.          Effect of Conversion. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 266(h) of the DGCL and shall, for all purposes of the laws of the State of Nevada, have the effects set forth in NRS 92A.250(3).

11.           Record of Conversion. A copy of this Plan of Conversion will be kept at the principal place of business of the Converted Entity and, upon the request of any stockholder of the Converting Entity, a copy of this Plan of Conversion shall promptly be delivered to such stockholder.

12.          Termination; Abandonment. At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Converting Entity as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of Directors or any duly authorized committee thereof, such action would be in the best interests of the Converting Entity and its stockholders. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

13.          Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

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This Plan of Conversion has been adopted by the Board of Directors as of the date set forth above.

Dropbox, Inc.

By:	/s/ Andrew W. Houston
	Name:	Andrew W. Houston
	Its:	Chief Executive Officer

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